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                                                                   EXHIBIT 10.28

                              EMPLOYMENT AGREEMENT

        THIS EMPLOYMENT AGREEMENT (this "AGREEMENT") is made and entered into as of March 20, 2002, by and between DIEDRICH COFFEE, INC., a Delaware corporation (the "COMPANY") and PHILIP G. HIRSCH (the "EXECUTIVE").

                                    RECITALS

        The Company and the Executive desire to enter into this Agreement to establish the terms and conditions of the Executive's employment by the Company during an interim period in which the Company will conduct a search for a permanent Chief Executive Officer.

                                    AGREEMENT

        NOW, THEREFORE, in consideration of the foregoing recital, and subject to the conditions and covenants set forth herein, the parties agree as follows:

                                    ARTICLE I
                                 DUTIES AND TERM

        1.01 Duties and Term. The Company hereby employs the Executive as its Chief Executive Officer and the Executive hereby accepts such employment upon the terms and subject to the conditions set forth in this Agreement. Unless earlier terminated as provided in this Agreement, the term of the Executive's employment under this Agreement shall commence on the date hereof and shall expire on July 31, 2002 (the "TERM"). The Executive shall perform such duties and functions consistent with his role as Chief Executive Officer as may from time to time be assigned to him by the Board of Directors of the Company (the "BOARD"). In the event that a permanent CEO is hired during the Term, the Board will have the right to change the Executive's title and assign Executive other duties and responsibilities for the remainder of the Term.

        1.02 Other Business. The Executive agrees that during the course of the Company's business hours throughout the Term, he will devote substantially all of his time, attention and efforts to the performance of his duties and obligations hereunder. The Executive shall not, during the Term, without the written approval of the Board first had and obtained in each instance, directly or indirectly, be employed by, an advisor to or an investor in any business enterprise that offers products or services competitive with the Company as determined in the absolute discretion of the Board.

                                   ARTICLE II
                            COMPENSATION AND BENEFITS

        2.01 Salary. For all services to be rendered by the Executive under this Agreement, the Company agrees to pay the Executive a salary (the "BASE SALARY") equal to Twenty-Five Thousand Dollars ($25,000) per month, less all amounts required by law to be withheld or deducted, payable in accordance with the normal payroll practices of the Company for senior executive officers.


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        2.02 Stock Options. Contemporaneously with the execution of this
Agreement, the Company will grant the Executive non-qualified stock options to purchase Twenty Thousand (20,000) shares of the common stock of the Company under the Company's 2000 Equity Incentive Plan, upon the terms and other conditions set forth therein. The exercise price of these options will be the closing price of the common stock of the Company on The Nasdaq National Market on the date hereof. These options will vest during the Term at a rate of 5,000 shares per month, subject to earlier acceleration as set forth in Section 3.04 below. The options will terminate and no longer be exercisable two years after Executive's cessation of employment with the Company.

        2.03 Executive Benefits. During the Term of the Executive's employment hereunder:

             (a) The Company shall provide and pay for the cost of premiums for health, dental and medical insurance coverage for the Executive and the Executive's dependents consistent with the coverage generally made available by the Company to senior executives of the Company and providing benefits at least as favorable to the Executive as the coverage that is in effect at the date of this Agreement.

             (b) The Executive shall be eligible for a performance bonus to be determined in the absolute discretion of the Board of Directors.

             (c) In addition to the benefits set forth above, the Executive shall be entitled to participate in any other policies, programs and benefits which the Company may, in its sole and absolute discretion, make generally available to its other senior executives from time to time.

                                   ARTICLE III
                            TERMINATION OF EMPLOYMENT

        3.01 Termination of Employment. The Executive's employment under this Agreement is expressly "at will" and may be terminated at any time, with or without cause or notice. Any termination of the Executive's employment is, however, subject to the terms and provisions of this Agreement.

        3.02 Termination for Cause. The Company may terminate the Executive's employment for Cause by giving the Executive written notice of such termination. For purposes of this Agreement, "CAUSE" for termination shall mean:

             (i) the willful failure or refusal to carry out the reasonable directions of the Board, which directions are consistent with the Executive's duties as set forth under this Agreement;

             (ii) a willful act by the Executive that constitutes gross negligence in the performance of the Executive's duties under this Agreement and which materially injures the Company;

             (iii) a conviction for a violation of a state or federal criminal law involving the commission of a felony or other crime involving moral turpitude; or


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             (iv) unethical business practices, including fraud or dishonesty, in connection with the Company's business.

Upon termination for Cause, the Executive shall not be entitled to payment of any compensation other than salary under this Agreement earned up to the date of such termination, any accrued but unpaid vacation days, and any stock options which have vested at the date of such termination.

        3.03 Voluntary Resignation. If the Executive voluntarily resigns, the Executive shall not be entitled to payment of any compensation other than salary under this Agreement earned up to the date of such resignation, any accrued but unpaid vacation days, and any stock options which have vested at the date of such resignation.

        3.04 Termination Without Cause and Expiration of Term. Should the Executive's employment be terminated by the Company prior to the expiration of the Term "Without Cause" which shall mean for a reason other than as set forth in Section 3.02 or Section 3.03 above, (a) all of the stock options, granted by the Company to the Executive pursuant to Section 2.02 above, shall become immediately vested and exercisable and (b) the Executive will be paid an amount equal to $100,000 less the total amount earned by the Executive pursuant to
Section 2.01 from the date hereof until the date of termination. In addition, if the Executive's employment by the Company ceases due to a termination Without Cause or due to the expiration of the Term, and the Executive elects to continue healthcare benefits pursuant to COBRA, the Company shall be obligated to pay the costs of such healthcare insurance continuation until the first anniversary of the date hereof. Other than as expressly set forth in this Section 3.04, the Executive shall not be entitled to any other compensation or benefits as a result of being terminated Without Cause or upon expiration of the Term.

                                   ARTICLE IV
                            CONFIDENTIAL INFORMATION
                               AND NONSOLICITATION

        4.01 Confidential Information. The Executive acknowledges and agrees that the Company has developed and uses certain proprietary and confidential information, data, processes, business methods, computer software, data bases, customer lists and know-how ("CONFIDENTIAL INFORMATION"). The Executive agrees that the Confidential Information is a trade secret of the Company which shall remain the sole property of the Company notwithstanding that the Executive, as an employee of the Company, may participate in the development of the Confidential Information. During the term of this Agreement and at all times thereafter, other than in the performance of his duties hereunder, the Executive shall not disclose any Confidential Information to any person or entity for any reason or purpose whatsoever, nor shall the Executive make use of any Confidential Information for the Executive's own benefit or for the benefit of any other person or entity. Upon termination of this Agreement for any reason, the Executive will promptly surrender to the Company all Confidential Information in the Executive's possession or under the Executive's control, whether prepared by the Executive or by others.


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        4.02 Nonsolicitation. The Executive agrees that for a period of three
(3) years following the termination of the Executive's employment hereunder, the Executive will not directly or indirectly solicit or attempt to solicit any of the employees of or consultants to the Company to leave the Company or to become employees of or consultants to any other person or entity if such employment or consulting would interfere with such employee's or consultant's ability to continue providing services to the Company.

                                    ARTICLE V
                                  MISCELLANEOUS

        5.01 Modification and Waiver of Breach. This Agreement shall not be altered, amended or modified except by written instrument executed by the Company and the Executive. A waiver of, or failure to insist upon compliance with, any term, covenant, agreement or condition contained in this Agreement shall not be deemed a waiver of any other term, covenant, agreement or condition and any waiver of any other term, covenant, agreement or condition, and any waiver of any default in any such term, covenant, agreement or condition shall not be deemed a waiver of any later default thereof or of any other term, covenant, agreement or condition.

        5.02 Assignment, Successors. This Agreement may not be assigned by either party hereto without the prior written consent of the other party. This Agreement shall be binding upon and inure to the benefit of the Executive and the Executive's estate and the Company and any assignee of or successor to the Company.

        5.03 Notices. All notices, requests, demands and other communications under this Agreement must be in writing and shall be deemed given upon personal delivery, facsimile transmission (with confirmation of receipt), delivery by a reputable overnight courier service or five (5) days following deposit in the United States mail (if sent by certified or registered mail, postage prepaid, return receipt requested), in each case duly addressed to the party to whom such notice or communication is to be given as follows:

        To the Company:      Diedrich Coffee, Inc.
                             2144 Michelson Drive
                             Irvine, California 92612
                             Attention: Chairman of the Board
                             Fax Number: (949) 260-1610

        To the Executive:    Philip G. Hirsch

        Any party may change its address for the purpose of this paragraph 5.02 by giving the other party written notice of the new address in the manner set forth above.

        5.04 Severability. If all or any part of this Agreement is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not serve to invalidate any portion of this Agreement not declared to be unlawful or invalid. Any paragraph or part of a paragraph so declared to be unlawful or invalid shall, if possible, be


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construed in a manner which will give effect to the terms of such paragraph or part of a paragraph to the fullest extent possible while remaining lawful and valid.

        5.05 Entire Agreement. This Agreement, along with the terms of the Company's 2000 Equity Incentive Plan, contains the entire agreement between the Company and the Executive with respect to the subject matters hereof and supersedes all prior or contemporaneous agreements, arrangements or understandings, written or oral, with respect to the subject matters hereof.

        5.06 Legal Fees; Arbitration. The parties hereto expressly agree that in the event of any dispute, controversy or claim by any party regarding this Agreement, the prevailing party shall be entitled to reimbursement by the other party to the proceeding of reasonable attorney's fees, expenses and costs incurred by the prevailing party. Any controversy, dispute or claim arising out of, in connection with, or in relation to the interpretation, performance or breach of this Agreement or otherwise arising out of the execution hereof, including any claim based on contract, tort or statute, shall be resolved, at the request of any party, by submission to binding arbitration at the Orange County, California offices of Judicial Arbitration & Mediation Services, Inc. ("JAMS"), and any judgment or award rendered by JAMS shall be final, binding and unappealable, and judgment may be entered by any state or federal court having jurisdiction thereof Any party can initiate arbitration by sending written notice of intention to arbitrate (the "DEMAND") by registered or certified mail to all parties and to JAMS. The Demand shall contain a description of the dispute, the amount involved, and the remedy sought. The arbitrator shall be a retired or former judge agreed to between the parties from the JAMS' panel. If the parties are unable to agree, JAMS shall provide a list of three available judges and each party may strike one. The remaining judge shall serve as the arbitrator. Each party hereto intends that the provisions to arbitrate set forth herein be valid, enforceable and irrevocable. In his award, the arbitrator shall allocate, in his discretion, among the parties to the arbitration all costs of the arbitration, including the fees of the arbitrator and reasonable attorneys' fees, costs and expert witness expenses of the parties. The parties hereto agree to comply with any award made in any such arbitration proceedings that has become final and agree to the entry of a judgment in any jurisdiction upon any award rendered in such proceeding becoming final.

        5.07 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to its choice of law principles.

        5.08 Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.


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        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

"THE COMPANY"                                      "THE EXECUTIVE"

DIEDRICH COFFEE, INC.                              PHILIP G. HIRSCH



By:  /s/ Paul C. Heeschen                          /s/ Philip G. Hirsch
     ------------------------                      -----------------------
Paul C. Heeschen                                   Philip G. Hirsch
Chairman of the Board



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